EXHIBIT 99.1

For Immediate Release
2364 Leicester Rd. PO Box 175 Leicester NY, 14481 USA 585-382-3223 cpac.com	COMPANY CONTACTS: Thomas J. Weldgen, VP Finance and CFO Wendy F. Clay, VP, Admin. 585-382-3223

CPAC, Inc. Shareholders Approve Merger with
Buckingham Capital Partners II, L.P.

LEICESTER, NY... March 30, 2007 -- CPAC, Inc. (Nasdaq: CPAK) today announced that its shareholders approved the previously announced merger transaction with Buckingham Capital Partners II, L.P. at a special shareholders meeting held this morning at CPAC headquarters.

CPAC, Inc. President and CEO Thomas N. Hendrickson said, "We are pleased that this important hurdle has been cleared, and that our shareholders have overwhelmingly voted to approve the transaction." The Company announced that 3,824,594 or 77.3% of the issued and outstanding shares were voted and of those, 3,781,836 or 76.5% were voted in favor of the proposal.

The merger is expected to close on or before May 15, 2007, following satisfaction of all other conditions to closing. Upon closing, CPAC, Inc. will become an indirect wholly-owned subsidiary of Buckingham Capital Partners II, L.P.

Buckingham Capital Partners II, L.P. is a NYC-based private investment firm specializing in leveraged buyouts of U.S.-based, lower middle market companies. Shail Sheth, Managing Partner of Buckingham Capital, said, "We are excited to be adding CPAC, Inc. to our portfolio. We were attracted to the opportunity by the significant growth potential available in both the worldwide Imaging business and the Fuller Brands' businesses."

In accordance with the terms of the transaction, each share of CPAC, Inc. common stock will be converted into the right to receive $8.65 in cash. Shares of CPAC will be delisted from the NASDAQ Global Market and will cease trading. As soon as the merger closes, every CPAC shareholder will receive a packet of information directly from Continental Stock Transfer and Trust Company, CPAC's stock transfer agent. This packet will contain complete instructions for the process of surrendering CPAC shares in return for a cash payment. The process will be handled directly by Continental Stock Transfer and Trust Company. Shareholders are instructed not to send any stock certificates to CPAC, Inc.

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About CPAC, Inc.

Established in 1969, CPAC, Inc. (cpac.com) manages holdings in two industries. The Fuller Brands segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment develops and markets innovative Imaging chemicals, equipment, and supplies at seven operations worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect CPAC's business and prospects, including economic, competitive, governmental, technological, and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

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